                                                                    Exhibit 99


FOR IMMEDIATE RELEASE                   Source:  First Acceptance Corporation
                                        Contact:  Steve Harrison (615) 844-2885

FIRST ACCEPTANCE ACQUIRES CHICAGO NON-STANDARD AUTOMOBILE INSURANCE AGENCIES

         NASHVILLE, TN, January 12, 2006  -- First Acceptance Corporation
(NYSE: FAC), a provider of private passenger non-standard automobile insurance, announced today that it has acquired certain assets of Insurance Plus Agency
II, Inc. and Yale International Insurance Agency, Inc. These agencies sell private passenger non-standard automobile insurance primarily in the Chicagoland area and were owned and operated under common control.

         Under the terms of the transaction, First Acceptance paid a total of $30.0 million in cash for the assets of 73 retail stores that operate, and will continue to operate, under the names Insurance Plus and Yale Insurance. First Acceptance did not acquire any policies in force as part of the transaction and therefore does not believe the acquisition will be accretive to earnings for a period of twelve months.

         The transaction was financed through a new $30 million revolving and term loan credit facility with SunTrust Bank as lead bank and with First Bank (Lexington, TN) as participating bank. The facility consists of a $5 million revolving credit facility, and a $25 million term loan facility, both maturing June 30, 2010.

ABOUT FIRST ACCEPTANCE CORPORATION

         First Acceptance Corporation began its operations as Liberte Investors, Inc. in 1986. Its insurance subsidiary, USAuto, which began operations in 1995, provides non-standard private passenger automobile insurance, primarily through employee-agents. As of November 1, 2005, the Company leased 356 retail offices in 12 states. The Company's insurance company subsidiaries are licensed to do business in 24 states.

         This press release contains forward-looking statements. These statements, which have been included in reliance on the "safe harbor" provisions of the federal securities laws, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by important factors, including, among others, the factors set forth in the Company's Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Actual operations and results may differ materially from the results discussed in the forward-looking statements. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.